Exhibit 99.1

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

OF THE EAST TEXAS ASSETS PURCHASED BY

HALCÓN RESOURCES CORPORATION

FOR THE THREE MONTHS ENDED JUNE 30, 2012 AND 2011,

SIX MONTHS ENDED JUNE 30, 2012

AND THE PERIOD FROM FEBRUARY 1, 2011 TO JUNE 30, 2011

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

OF THE EAST TEXAS ASSETS PURCHASED BY

HALCÓN RESOURCES CORPORATION

FOR THE THREE MONTHS ENDED JUNE 30, 2012 AND 2011,

SIX MONTHS ENDED JUNE 30, 2012

AND THE PERIOD FROM FEBRUARY 1, 2011 TO JUNE 30, 2011

C O N T E N T S

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Statements of Revenues and Direct Operating Expenses	3

Notes to Statements of Revenues and Direct Operating Expenses	4

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

OF THE EAST TEXAS ASSETS PURCHASED BY

HALCÓN RESOURCES CORPORATION

	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011	Six Months Ended June 30, 2012	Period from February 1, 2011 to June 30, 2011
	(Unaudited)		(Unaudited)
REVENUES
Oil	$18,510,723	$2,852,824	$32,948,244	$3,757,152
Gas	117,477	7,862	205,528	9,668
Natural Gas Liquids	589,522	22,053	1,030,575	27,280

TOTAL REVENUES	19,217,722	2,882,739	34,184,347	3,794,100

DIRECT OPERATING EXPENSES
Production Taxes	885,638	132,018	1,540,876	169,870
Lease Operating Expenses	1,032,860	102,828	2,014,998	140,652

TOTAL DIRECT OPERATING EXPENSES	1,918,498	234,846	3,555,874	310,522

EXCESS OF REVENUES OVER DIRECT OPERATING EXPENSES	$17,299,224	$2,647,893	$30,628,473	$3,483,578

See accompanying Notes to Statements of Revenues and Direct Operating Expenses.

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

OF THE EAST TEXAS ASSETS PURCHASED BY

HALCÓN RESOURCES CORPORATION FOR THE THREE MONTHS ENDED JUNE 30, 2012 AND 2011,

SIX MONTHS ENDED JUNE 30, 2012

AND THE PERIOD FROM FEBRUARY 1, 2011 TO JUNE 30, 2011

NOTE 1—BASIS OF PRESENTATION

On June 5, 2012 Halcón Resources Corporation (the “Company”), signed an agreement to acquire the operating interest in 20,628 net acres of oil and natural gas leaseholds prospective for the Woodbine formation in Leon and Madison Counties of east Texas from several unaffiliated private oil and gas companies, specifically CH4 Energy II, LLC, Petromax Leon, LLC, and Petro Texas LLC (the “initial Sellers”). Subsequently, agreements were signed with other interest owners, including U.S. KingKing, LLC and Calbri Energy Inc., representing a majority of the additional interest owners (the “additional Sellers”). The total interests acquired from the initial and additional sellers are collectively referred to as the “East Texas Assets”. The purchase consideration for the East Texas Assets consisted of $301.6 million in cash and the issuance of approximately 20.8 million shares of the Company’s stock, with an effective date of April 1, 2012, and a closing date of August 1, and August 2, 2012, for the initial Sellers and the additional Sellers, respectively. The accompanying statements of revenues and direct operating expenses relate to the operations of the oil and gas properties acquired by the Company.

The statements of revenues and direct operating expenses associated with the East Texas Assets were derived from the Petromax Operating Co., Inc. (the “Operator”) accounting records. The East Texas Assets started production in February 2011. During the periods presented, the East Texas Assets were not accounted for or operated as a consolidated entity or as a separate division by any of the Sellers. Revenues and direct operating expenses for the East Texas Assets included in the accompanying statements represent the net collective working and revenue interests acquired by the Company. The revenues and direct operating expenses presented herein relate only to the interests in the producing oil and natural gas properties which will be acquired and do not represent all of the oil and natural gas operations of the sellers. Direct operating expenses include lease operating expenses and production and other related taxes. General and administrative expenses, depreciation, depletion and amortization (“DD&A”) of oil and gas properties and federal and state taxes have been excluded from direct operating expenses in the accompanying statements of revenues and direct operating expenses because the allocation of certain expenses would be arbitrary and would not be indicative of what such costs would have been had the East Texas Assets been operated as a stand-alone entity. The Operator accounted for the East Texas Assets under a method principally used for income tax reporting purposes while the Company uses the Full Cost method. Accordingly, exploration expenses and dry hole costs are not applicable to this presentation. Full separate financial statements prepared in accordance with accounting principles generally accepted in the United States of America do not exist for the East Texas Assets and are not practicable to prepare in these circumstances. The statements of revenues and direct operating expenses presented are not indicative of the financial condition or results of operations of the East Texas Assets on a go forward basis due to changes in the business and the omission of various operating expenses.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates: The preparation of statements of revenues and direct operating expenses in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Although these estimates are based on management’s best available knowledge of current and future events, actual results could be different from those estimates.

Revenue Recognition: Revenues are recognized for oil and natural gas sales under the sales method of accounting. Under this method, revenues are recognized on production as it is taken and delivered to its purchasers. The volumes sold may be more or less than the volumes entitled to, based on the owner’s net interest in the East Texas Assets. These differences result from production imbalances, which are not significant, and are reflected as adjustments to proved reserves and future cash flows in the unaudited supplementary oil and gas information included herein.

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